Exhibit 99.1

Tri-Isthmus Group, Inc.
9663 Santa Monica Boulevard., Suite 959
Beverly Hills, CA 90210
Phone: 310-860-2501
E-mail: mailto:info@tig3.com
http://www.tig3.com
Investor Relations Contact:
Hawk Associates, Inc.
Cale Smith and Julie Marshall
Phone: 305-451-1888
E-mail: TIGroup@hawkassociates.com
http://www.hawkassociates.com

News Release:
FOR IMMEDIATE RELEASE

TIGroup To Acquire
Southern Plains Medical Group
Annual revenue run rate will exceed $35 million
BEVERLY HILLS, Calif. — April 24, 2008 — Tri-Isthmus Group, Inc. (TIGroup) (Pink Sheets: TISG), a provider of financial solutions to the healthcare industry, has signed an agreement by which the company will acquire Southern Plains Medical Group (Southern Plains).
Southern Plains is distinguished as one of the nation’s longest-established medical groups, having provided continuous service to rural Oklahoma communities since 1915. The center includes 21 physicians and offers a wide range of services including cardiology, pediatrics, oncology, orthopedics, radiology and urgent care. Southern Plains has one of the most respected healthcare brands in the region due to its high level of community involvement, superior service and long-standing commitment to high-quality care.
The physician group from Southern Plains will continue to manage the new operation, supported by the Physician’s Hospital of Anadarko, TIGroup’s locally-owned hospital and medical clinic. TIGroup will also provide ongoing financial and operating support to Southern Plains. TIGroup will introduce expanded diagnostic and dialysis services to the community in addition to making new local investments in the region’s healthcare infrastructure. The company will also provide financing and additional support services for a 64-slice CT Scanner, a highly advanced medical imaging platform used to diagnose, screen and prevent a large number of diseases.
Upon closing, the acquisition is expected to increase TIGroup’s revenue over the next twelve months to more than $35 million, an increase of $15 million from the company’s previously issued guidance. The transaction further highlights the company’s strategy of partnering with leading physician groups, expanding the depth and breadth of healthcare services in underserved areas and improving the infrastructure and technology available in the communities TIGroup serves.
TIGroup Chairman and CEO David Hirschhorn said, “This is another major step forward for TIGroup as we continue to expand our investments in the region. Our acquisition of Southern Plains will add a highly respected physician group and important managerial expertise to TIGroup while further enhancing our position among rural healthcare providers. Having an opportunity to invest in and expand such a respected healthcare brand like Southern Plains is very exciting for us. We are thrilled to be working with the leading physician group in the region and look forward to serving the Anadarko community.”

Hirschhorn added, “TIGroup continues to actively pursue rural healthcare investments, acquisitions and partnerships. We embrace the opportunity to work with both for-profit and local community-owned healthcare facilities. We believe it is important to increase the local infrastructure for all providers in the market to achieve better results for all stakeholders, especially patients. The healthcare marketplace continues to become more complex and challenging for independent operators, most notably smaller providers, and improved access to larger platforms and resources aids all participants in our rural markets.”
TIGroup CFO Dennis Smith said, “We believe the Southern Plains transaction demonstrates the value that can be created by TIGroup in bringing financial solutions to physicians in underserved markets. Our model brings capital, technology and best operating practices in a robust manner, creating a virtuous circle that improves the benefits accruing to physicians, the overall financial performance of the business and, of course, results in better healthcare services for the community. Our pipeline continues to grow as more hospitals and physician groups learn about our unique model and its efficacy.”
Gary Gaspard, who will be the newly appointed Managing Director of the combined business upon closing, stated, “We are thrilled to have TIGroup as our financial partner. Our goals for growth are consistent with the expertise offered by TIGroup. In particular, the company’s long-term perspective and ability to provide strategic investment and counsel will be critical as we expand and improve our service offerings. Southern Plains has considered many partners in the past, but we believe this agreement represents the most significant opportunity for growth in our long history.” Gaspard added, “The ability to expand our capital expenditure programs, recruit new physicians and to continue to deliver a high quality of service to the community are important elements that will lead to a successful relationship with TIGroup.”
About Tri-Isthmus Group, Inc.
Tri-Isthmus Group, Inc. (TIGroup) is a financial solutions provider focused on healthcare services operations designed to deliver quality healthcare outside of traditional urban hospital settings. The company is building a portfolio of interests in ambulatory surgical centers, rural hospitals, surgical hospitals and other centers operating in partnership with physicians. For more information, visit http://www.tig3.com.
A profile for investors can be accessed at http://www.hawkassociates.com/profile/tisg.cfm. For investor relations information, contact Cale Smith or Julie Marshall, Hawk Associates, at 305-451-1888, e-mail: TIGroup@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive free e-mail notification of future releases for TIGroup, sign up at http://www.hawkassociates.com/about/alert/.
Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the” Exchange Act”), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk disclosed in the company’s Forms 10-K and 10-Q filed with the SEC.